Fund Name
Select BlackRock Global Allocation Fund



Series Number
(Series 42)



Name of Affiliate member of underwriting or selling syndicate
PNC Capital Markets LLC








(A) if part of an issue registered under the Securities Act of 1933 that is being offered to the public, Yes



(B) part of an issue of governmental securities, as defined in section 2(a)(16) of the Investment Company Act of 1940,




(C) if Eligible Municipal Securities,




(D) if Securities sold in an Eligible Foreign Offering,




(E) if Securities sold in an Eligible Rule 144A Offering









Issuer/Name of Security
The Goldman Sachs Group, Inc.



Description of Security
BND/CORP








,
03/22/17








Underwriter(s) from whom purchased
Goldman, Sachs & Co.,








Syndicate Member(s)
Goldman, Sachs & Co.




ABN AMRO Securities (USA) LLC




BB&T Capital Markets, a division of BB&T Securities, LLC




BNY Mellon Capital Markets, LLC




Capital One Securities, Inc.




ING Financial Markets LLC




KeyBanc Capital Markets Inc.




Lloyds Securities Inc.




Mizuho Securities USA Inc.




PNC Capital Markets LLC




Rabo Securities USA, Inc.




RBC Capital Markets, LLC




RBS Securities Inc.




Santander Investment Securities Inc.




Scotia Capital (USA) Inc.




SMBC Nikko Securities America, Inc.




SunTrust Robinson Humphrey, Inc.




TD Securities (USA) LLC




UniCredit Capital Markets LLC




U.S. Bancorp Investments, Inc.




 Academy Securities, Inc.




 Drexel Hamilton, LLC




Mischler Financial Group, Inc.




The Williams Capital Group, L.P.








Aggregate Principal amount or Number of Shares
1,478,000



Aggregate Purchase Price
$1,476,980.00



Aggregate principal amount of such class of securities being offered $1,750,000,000.00








Purchase Price per Unit
$99.93








Date First Offered:
03/22/17



Price paid by each other purchaser in the offering or in any concurrent offering prior to close of first full business day on which sales are made. $99.93



Commission, spread or profit (%)
0.25%; $2,500,000








The advisor/sub advisor certifies that the following information contained herein is complete and accurate and the following conditions have been satisfied:



The purchase price did not exceed the price paid by each other purchaser in the offering or in any concurrent offering prior to close of first full business day on which sales are made.



The underwriting was a Firm Commitment Underwriting:



The commission, spread, or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during the same period



For securities that are not municipal securities - The issuer has been in continuous operation for not less than three years, including the operations of any predecessors.



For municipal securities only - The issue of securities has received an investment grade rating from a NRSRO or, if the issuer or entity supplying the revenues from which the issue is to be paid has been in operation less than three years (including the



The amount of such securities purchased by all of the investment companies advised by the advisor and the relevant sub-advisor(s) to the Fund purchasing such securities did not exceed 25% of
(X) or (Y).



No Affiliated Underwriter was a direct or indirect participant in the sale.



Each transaction specified in this report has been effected in compliance with SEC Rule 10f-3.